EXHIBIT 10.1

NAMED EXECUTIVE OFFICER SALARY AND BONUS ARRANGEMENTS FOR 2008

Exhibit 10.1

Named Executive Officer Salary and Bonus Arrangements for 2008

Base Salaries

The base salaries for 2008 for the executive officers (the “named executive officers”) of MutualFirst Financial, Inc. (the “Company”) and Mutual Federal Savings Bank who will be named in the compensation table that will appear in the Company’s upcoming 2008 annual meeting proxy statement are as follows:

Name and Title	Base Salary

David W. Heeter President and Chief Executive Officer of the Company	$247,000

Patrick C. Botts Executive Vice President of the Company and President and Chief Operating Officer of the Bank	$200,000

Timothy J. McArdle Chief Financial Officer of the Company and the Bank	$180,000

Steven R. Campbell Senior Vice President of the Bank	$166,000

Steven C. Selby Senior Vice President of the Bank	$155,500

Description of 2008 Bonus Plan

The Company has established a new cash incentive bonus plan for 2008 for all officers and employees of the Company and Mutual Federal (the “2008 Bonus Plan”). The quarterly payments will be made if and to the extent the Company’s quarterly performance in 2008 exceeds baseline levels on certain key performance indicators (which will be the same for all officers and employees), including loan and deposit growth, net interest margin improvement, growth in non-interest income, the ratios of non-performing assets to total assets and net charge-offs to total assets, and management of general and administrative expenses. The key performance indicators for the potential additional annual incentive payments to officers will be net interest income after provision for loan losses, non-interest income and non-interest expense, each for the full 2008 year.

The amounts of the quarterly and annual bonuses under the 2008 Bonus Plan, if earned, will be determined by multiplying the employee’s salary by the employee’s payout percentage. While the payout percentages will vary from employee to employee, they will increase proportionately for all officers and employees, if and to the extent the Company attains a performance level above the baseline performance threshold. Annual incentive payouts to officers will only be made if actual performance exceeds baseline performance levels. Depending on the extent to which (if at all) actual performance exceeds baseline performance levels, the aggregate amount payable pursuant to the quarterly bonus component and the annual bonus component will range from 30% to 42% of the amount by which actual pre-tax net income from operations for the quarter or year, as applicable, exceeds the baseline level.

Additional information about the 2008 Bonus Plan is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Stockholders to be held in June 2008, except for information contained under the headings “Compensation Committee Report,” and “Report of the Audit/Compliance Committee,” a copy of which will be filed not later than 120 days after the close of the fiscal year.